Exhibit 10.4

AMENDED AND RESTATED PROMISSORY NOTE

$15,075,000     Albany, New York

December 18, 2002

FOR VALUE RECEIVED, the undersigned, MAPINFO REALTY, LLC, having an address for the transaction of business c/o MapInfo Corporation, One Global View, RPI Tech Park, Troy, New York 12180 ("Maker"), hereby promises to pay to the order of CHARTER ONE BANK, N.A.. ("Payee"), at its principal office at 1215 Superior Avenue, Cleveland, Ohio 44114 or at such other place as the holder hereof may from time to time designate in writing, a principal sum not to exceed Fifteen Million Seventy Five Thousand Dollars U.S. ($15,075,000), or so much thereof as may be advanced pursuant to the provisions of that certain amended and restated mortgage and security agreement, dated of even date herewith, between Maker and Payee (as the same may be supplemented, amended or modified from time to time (the "Mortgage"), together with interest on the unpaid principal balance thereon from time to time outstanding, at the rates and at the time hereinafter provided (the "Loan" or "Loan Amount").

The Maker shall pay directly to Payee from time to time such amounts as the Payee may reasonably determine to be necessary to compensate it for any actual costs, incurred by Payee from the date hereof until the Maturity Date, which the Payee reasonably determines are attributable to its making or maintaining the Loan or its obligation to make any the Loan, or any reduction in any amount receivable by Payee hereunder in respect of the Loan, resulting from any Regulatory Change (as hereinafter defined) which: (i) changes the basis of taxation of any amounts payable to the Payee under this Note (other than taxes imposed on the overall net income of Payee for such Loan by the jurisdiction in which the Payee has its principal offices); or (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Payee (excluding any reserve requirement or deposit insurance assessment already included in the calculation of the LIBOR Rate); or (iii) imposes any other condition affecting this Note (or any of such extensions of credit or liabilities).

"Regulatory Change" shall mean, with respect to the Payee, any change after the date of this Agreement in United States Federal, state or foreign laws or regulations (including Regulation D) or the adoption of making after such date of any interpretations, directives or requests applying to a class of Payees including Payee of or under any United States Federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or government or monetary authority charged with the interpretation of administration thereof.

Repayment.     From the Closing Date through and including the Maturity Date (as hereinafter defined), the rate of interest charged on the Loan Amount shall be adjusted monthly to equal 2.25% above the Current Monthly Index ("Interest Rate"). The "Monthly Index" shall be the one (1) month London Interbank Offered Rate (LIBOR) published in the Money Rate section of The Wall Street Journal. The most recent published Monthly Index figure available no later than the first day of each month following the Closing Date (the "LIBOR Change Date") is called the "Current Monthly Index". On the LIBOR Change Date, the rate of interest shall automatically and without notice change to a rate equal to 2.25% plus the Current Monthly Index.

In the event that the applicable index selected by Maker should be discontinued and a substitute or substitutes be provided therefor, then such substitute which in the judgment of Payee most nearly provides the measurement now being provided by the respective index shall be used in lieu of the respective index.

In the event that the applicable index selected by Maker is discontinued and no substitute is provided therefor, any index, service or publication which in the judgment of Payee most nearly provides the measurement now being provided by the respective index shall be used in place of the respective index.

Notwithstanding anything contained herein to the contrary during the first three years of the Loan commencing on the Closing Date, the Interest Rate floor shall be 3.5%.

On February 1, 2003 and continuing on the first day of each and every calendar month thereafter, installments of principal and interest shall be paid in an amount satisfactory to repay the Loan, at the applicable interest rate, over a twenty-five (25) year amortization period. The monthly installments of principal shall be fixed in the amount of Twenty Six Thousand Two Hundred Thirty Five and 63/100 ($26,235.63 ) Dollars. The monthly installments of interest shall commence on January 1, 2003 and be adjusted by the Payee on the LIBOR Change Date. In any event, if not sooner paid, all unpaid principal, all accrued and unpaid interest, and all other sums due and payable under the Loan Documents (as hereinafter defined) shall be due and payable in full on January 1, 2013 (the "Maturity Date").

Interest shall be computed on the aggregate principal balance outstanding from time to time, on a basis of a three hundred sixty (360) day year, but shall be charged for the actual number of days within the period for which interest is being charged.

Prepayment:     Maker may prepay the Loan Amount upon thirty (30) days written notice to the Payee, in whole or in part, without premium (except as set forth below), at any time, provided that if payment is not made on the last day of the LIBOR Rate period, then Maker shall reimburse the Payee for any additional costs it incurs as a result of such early prepayment, and (ii) Maker pays to Payee a prepayment premium at the time of prepayment in accordance with the percentages listed below. The percentage shall be multiplied by the amount of the principal balance being prepaid and this shall be the prepayment premium:

Prepayment Term	Prepayment Premium
If the prepayment occurs in year 1:	1.25% based on the amount of the principal balance being prepaid
If the prepayment occurs in year 2:	1% based on the amount of the principal balance being prepaid
If the prepayment occurs in year 3:	.75% based on the amount of the principal balance being prepaid
If the prepayment occurs in year 4:	.50% based on the amount of the principal balance being prepaid

There shall be no prepayment premium if the prepayment occurs in year 5 through the Maturity Date.

Loan Documents.     The Maker is executing simultaneously herewith or has executed an Amended and Restated Mortgage and Security Agreement in the amount of $15,075,000 (the "Mortgage"), an Amended and Restated Assignment of Leases and Rents, Financing Statements, and an Amended and Restated Indemnity Agreement in favor of Payee (together with any and all other documents and instruments executed and/or delivered in connection with the loan evidenced by this Note, and all amendments and supplements thereof, the "Loan Documents"). The indebtedness evidenced by this Note is secured by certain of the Loan Documents and all of the covenants, conditions and agreements contained in all of the Loan Documents are hereby made a part of and incorporated into this Note by this reference. Reference is hereby made to the Loan Documents for a description of the security and description of the collateral (the "Property") covered thereby, and the rights of Payee and the obligations of Maker in respect thereto, but neither this reference to the Loan Documents nor any provisions thereof shall affect or impair the obligation of Maker to pay the principal and interest of this Note and all other sums or charges hereunder when due and payable in accordance with the terms and conditions hereof.

Cross-Default. A default under this Note shall, at the option of Payee, also constitute a default under any or all of the other Loan Documents. In addition to, and not in limitation of, the foregoing, a default under any or all of the other Loan Documents shall, at the option of Payee, constitute a default under this Note.

Waiver of Marshalling of Assets.     Maker hereby waives for itself and, to the fullest extent not prohibited by applicable law, for any subsequent lienor, any right Maker may now or hereafter have under the doctrine of marshalling of assets or otherwise which would require Payee to proceed against certain property covered by any of the Loan Documents before proceeding against any other property covered by any of the Loan Documents. Payee shall have the right to proceed, in its sole discretion, against the property secured by any of the Loan Documents in such order and in such portions as Payee may determine, without regard to the adequacy of value or other liens on any such property, and any such action shall not in any way be considered as a waiver of any of the rights, benefits, liens or security interests created by any of the Loan Documents.

Default Interest.     Maker hereby agrees that in the event any payment due hereunder is not paid within thirty (30) days of when due or the entire indebtedness evidenced by this Note is not paid when due, then the rate of interest on this Note, at the election of Payee, without notice or demand, which is hereby expressly waived, shall be increased to be equal to the sum of four (4) percentage points plus the interest rate otherwise applicable on the Loan or the highest rate for which the parties may agree under applicable law, whichever is less (the "Default Rate"). Maker shall be obligated thereafter to pay interest on the then unpaid principal balance of this Note at the Default Rate, to be computed from the due date through and including the date of actual receipt of the overdue payment, whether a monthly payment or the entire indebtedness. Nothing herein shall be construed as an agreement or privilege to accelerate or extend the date of the payment of any installment of, or the entire indebtedness, nor as a waiver of any other right or remedy accruing to Payee by reason of any such default.

Late Charge.     In the event that any regularly scheduled monthly payment of interest or principal and interest, as the case may be, as herein provided, shall not be received by Payee within fourteen (14) days after the date such payment is due as herein provided, Payee shall have the right, at its sole option and without notice to Maker, such notice being expressly waived hereby, to assess Maker a late payment charge in the amount of Five Cents U.S. ($.05) for each dollar ($1.00) of such overdue monthly installment, which shall become immediately due to Payee as agreed compensation to Payee for the additional costs and expenses reasonably expected to be incurred by Payee by reason of such nonpayment, such as in contacting Maker and arranging for and processing remedial payment. Maker acknowledges that the exact amount of such costs and expenses may be difficult, if not impossible, to determine with certainty, and further acknowledges and confesses the amount of such charge to be a consciously considered, good faith estimate of the actual damage to Payee by reason of such default. The payment of such late charge shall be secured by the Loan Documents, shall be payable on demand, but in any event not later than the due date of the next regularly scheduled monthly payment hereunder, and shall apply only to monthly installments due and payable hereunder prior to any acceleration by Payee of the indebtedness evidenced hereby. Whether or not expressed, this election shall not impair the Payee's further right to interest on the unpaid amount at the Default Rate from the date such payment was due through the date of actual payment.

Default.     Upon any of the following events, at the election of Payee, the entire unpaid principal balance of the indebtedness evidenced hereby, together with all accrued but unpaid interest thereon at the Default Rate and all other sums or charges due hereunder or secured by or required to be paid by Maker under any of the Loan Documents, shall become immediately due and payable:

(a)     If Maker fails to pay any sum required to be paid by Maker hereunder within thirty (30) days after the date such payment is due as herein provided;

(b)     If Maker breaches any covenant or agreement herein or in any of the other Loan Documents, and such failure remains uncorrected at the expiration of any applicable grace period provided for in the Loan Documents;

(c)     If in any creditor's proceeding Maker shall consent to the appointment of a receiver or trustee for the property encumbered by any of the Loan Documents;

(d)     If any order, judgment or decree shall be entered, without the consent of the Maker, upon an application of a creditor approving the appointment of a receiver or trustee for the property encumbered by any of the Loan Documents, and any such order, judgment, decree, or appointment shall not be dismissed or stayed with appropriate appeal bond within sixty (60) days following the entry or rendition thereof;

(e)     If the Maker (i) makes a general assignment for the benefit of creditors, (ii) fails to pay its debts generally as such debts become due, (iii) is found to be insolvent by a court of competent jurisdiction, (iv) voluntarily files a petition in voluntary bankruptcy or a petition or answer seeking a readjustment of debts under any federal Bankruptcy law, or (v) has any such petition filed against the Maker which is not vacated or dismissed within sixty (60) days after the filing thereof; or

(f)     If Maker shall for any reason cease to exist.

Notice of such election by Payee is hereby expressly waived as part of the consideration for this loan. Nothing contained herein shall be construed to restrict the exercise of any other rights or remedies granted to Payee hereunder or under any of the other Loan Documents upon the failure of Maker to perform any provision hereof or of any of the other Loan Documents. No failure by Payee to exercise any right hereunder or under any of the other Loan Documents shall be construed as a waiver of the right to exercise the same or any other right at any time or from time to time thereafter.

Payee's Costs. If this Note is not paid when due, whether at maturity or by acceleration, Maker promises to pay all costs of collection incurred by Payee, including without limitation, reasonable attorneys' fees to the fullest extent not prohibited by applicable law, and all expenses incurred in connection with the protection or realization of any collateral, whether or not suit is filed hereon or on any instrument granting a security interest.

Waiver.     Maker hereby waives demand, presentment for payment, protest, notice of protest, notice of nonpayment and any and all lack of diligence or delays in collection or enforcement of this Note or the other Loan Documents, and expressly consents to any extension of time of payment hereof, release of any party primarily or secondarily liable hereunder or of any of the security for this Note, acceptance of other parties to be liable for any of the indebtedness evidenced hereby or under the other Loan Documents or of other security therefor, or any other indulgence or forbearance which may be made, without notice to any party and without in any way affecting the liability of any party. The Maker hereby waives, in favor of the holder hereof, any and all rights of contribution, subrogation, exoneration and any similar rights and interest so long as any amount evidenced by this Note, together with any additional amount secured by any of the Loan Documents, remains unpaid.

Defined Terms. The term "Maker" as used herein shall include the undersigned, its successors (including successors in interest to the Property) and assigns; the term "Payee" as used herein shall include Charter One Bank, N.A., its successors and assigns, and each subsequent holder of this Note from time to time. The term "Closing" or "Closing Date" shall mean that day on which this Note is executed.

Forfeiture.     Maker hereby further expressly represents and warrants to Payee that it has not committed any act or omission affording the federal government or any state or local government the right and/or remedy of forfeiture as against any of the property described in any of the Loan Documents, or any part thereof, or any monies paid in performance of its obligations under this Note or under any of the other Loan Documents. Maker hereby covenants and agrees not to commit, permit, or suffer to exist any act or omission affording such right and/or remedy of forfeiture. In furtherance thereof, the Maker hereby indemnifies Payee and agrees to defend and hold Payee harmless from and against any loss, damage or other injury, including, without limitation, attorneys' fees and expenses to the fullest extent not prohibited by applicable law, and all other costs and expenses incurred by Payee in preserving its liens, security interests and other rights and interests in any of the property encumbered by any of the Loan Documents in any proceeding or other governmental action asserting forfeiture thereof, by reason of, or in any manner resulting from, the breach of the covenants and agreements or the warranties and representations set forth in the preceding sentence. Without limiting the generality of the foregoing, the filing of formal charges or the commencement of proceedings against the Maker, Payee, any guarantor, any property or collateral encumbered by any of the Loan Documents under any federal or state law in respect of which forfeiture of such property or any part thereof or of any monies paid in performance of the Maker's obligations under the Loan Documents is a potential result, shall, at the election of the Payee in its absolute discretion, constitute a default hereunder without notice or opportunity to cure.

Governing Law. This Note shall be construed and enforced according to, and governed by, the laws of the State of New York.

WAIVER OF JURY TRIAL. MAKER HEREBY, AND PAYEE BY ITS ACCEPTANCE HEREOF, EACH WAIVE THE RIGHT OF A JURY TRIAL IN EACH AND EVERY ACTION ON THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, IT BEING ACKNOWLEDGED AND AGREED THAT ANY ISSUES OF FACT IN ANY SUCH ACTION ARE MORE APPROPRIATELY DETERMINED BY THE COURTS; FURTHER, MAKER HEREBY CONSENTS AND SUBJECTS ITSELF TO THE JURISDICTION OF COURTS OF THE STATE OF NEW YORK AND, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, TO THE VENUE OF SUCH COURTS IN THE COUNTY IN WHICH THE PROPERTY IS LOCATED.

Notices.     Except for any notice required under applicable law to be given in another manner, any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered or if sent by telecopier, effective upon receipt, or (b) if delivered by overnight courier service, effective on the day following delivery to such courier service, or (c) if mailed by United States registered or certified mail, postage prepaid, return receipt requested, effective two (2) days after deposit in the United States mails; addressed in each case as follows:

If to Maker:

Mapinfo Realty, LLC
c/o Mapinfo Corporation
One Global View
RPI Tech Park
Troy, New York 12180
Attn: Chief Financial Officer

If to Payee:

Charter One Bank, N.A.
1215 Superior Avenue
Cleveland, Ohio 44114
Attn: Commercial Real Estate Lending

or at such other address or to such other addressee as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

Cumulative Rights. No delay on the part of the holder of this Note in the exercise of any power or right under this Note, under the Mortgage, or any of the other Loan Documents or under any other instrument executed pursuant hereto, shall operate as a waiver thereof, nor shall a single or partial exercise of any other power or right. Enforcement by the holder of this Note or any security for the payment thereof shall not constitute any election by it of remedies so as to preclude the exercise of any other remedy available to it.

Liability; Binding Effect. This Note shall be the obligation of the Maker, and shall be binding upon its personal representatives, successors and permitted assigns, whether expressed or not.

This Note restates, amends and replaces in its entirety that certain promissory note in the principal amount of Fourteen Million Seventy Thousand Dollars ($14,070,000) given by the Maker to the Payee, dated December 21, 2001 ("Prior Note"). Maker warrants and covenants to the Payee that as of the date hereof there are no disputes, offsets, defenses, claims or counterclaims of any kind or nature whatsoever under the Prior Note or any of the documents executed in connection herewith or therewith or the obligations represented or evidenced thereby or hereby.

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IN WITNESS WHEREOF, the Maker has executed this Amended and Restated Promissory Note as of the date first indicated above.

MAPINFO REALTY, LLC
By: MAPINFO CORPORATION, Member

By:/s/ D. Joseph Gersuk D. Joseph Gersuk Executive Vice President and Chief Financial Officer

STATE OF NEW YORK     )

)     ss.:

COUNTY OF ALBANY     )

On the 18th day of December, 2002, before me the undersigned, a Notary Public in and for said State of New York, personally appeared D. Joseph Gersuk, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or person upon behalf of which the individual acted, executed the instrument.

_____________________________________

Notary Public